Exhibit 10.1
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Financing Agreement between NetFabric and Macrocom, dated July 22, 2004



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                               FINANCING AGREEMENT

     THIS AGREEMENT between MACROCOM INVESTORS, LLC, having offices at 1365 York Avenue, 28B, New York, New York 10021 ("Macrocom") and NETFABRIC CORPORATION, having offices at 67 Federal Road, Building A, Suite 300, Brookfield, Connecticut 06804 ("Netfabric") is effective this 22nd day of July, 2004 ("Effective Date").

     WHEREAS, Netfabric requires funds to finance its operations; and

     WHEREAS, Macrocom is willing to provide capital to Netfabric under the terms of this Agreement;

     NOW THEREFORE, the Parties agree as follows:

     1. Definitions. For the purpose of this Agreement, the terms below shall have the following meanings:

          a. In addition to the party to this Agreement, "Netfabric" shall mean the company resulting from the Share Exchange as defined in
               Section 3 below.

          b. "Post-Closing Stock" shall mean the common stock of Netfabric after the consummation of the Share Exchange.

          c. "Macrocom Stock" shall mean all Netfabric Post-Closing Stock which comes into Macrocom's possession by operation of this Agreement.

     2. Due Diligence. Macrocom shall be entitled to perform due diligence on Netfabric to its sole satisfaction. Netfabric shall cooperate with Macrocom in its conduct of due diligence. Netfabric's cooperation shall include, but is not limited to, providing Macrocom with access during normal business hours and upon reasonable notice, or whatever other arrangements to which the parties may agree, to Netfabric 's directors; officers; employees; agents; attorneys; accountants; banks; landlords; licensors; licensees; suppliers; and customers. Additionally, Netfabric's cooperation shall include, but is in limited to, providing Macrocom with access during normal business hours and upon reasonable notice, or whatever other arrangements to which the parties may agree, to Netfabric's books; records; employment agreements; shareholder agreements of any kind; patents and other intellectual property; licenses of any kind; applications to regulatory bodies, federal, state or local; real estate agreements; development contracts and manufacturing contracts, no matter the form in which the information is stored. The foregoing enumeration is not


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intended to limit the types of information that Macrocom may request nor
Netfabric's obligation to provide the information or access requested.

     3.   The Shell.

          a. Shell Characteristics. On completion to its sole satisfaction of the Due Diligence described in Section 2 above, Macrocom will use its best efforts to provide Netfabric with a business combination partner ("Shell") with the following characteristics:

               i. The Shell will be a company which is publicly traded on the Over The Counter Bulletin Board ("OTC BB"). The Shell will be current with respect to its reporting obligations under the Securities Exchange Act of 1934.

               ii. The Shell will have approximately 40,000,000 shares, issued and outstanding ("Issued Shares"), and approximately 39,200,000 shares, or approximately 98.0% of which shall not be public float.

               iii. The Shell Properties shall also include the following:

                    1. The Shell will have only minimal assets, no operations and no liabilities;

                    2. The Shell will have filed all tax returns in each jurisdiction in which a tax return was required to have been filed;

                    3. The Shell will have at least 100 round lot stockholders;

                    4.   The Shell will have at least 4 market makers; and

                    5. The Shell will be in good standing in each jurisdiction where it is either incorporated or where it should be qualified to do business.

               iv. Transaction Structure. The transaction will be structured as a tax-free share exchange (the "Share Exchange"). The owners of the issued and outstanding Netfabric capital stock immediately prior to the Share Exchange shall exchange their


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                    Netfabric capital stock with the Shell in consideration of the issuance by the Shell of 39,200,000 newly-issued shares.

          b. No Guarantee; Acceptance of Shell. Netfabric acknowledges that the Shell Properties are approximate and Macrocom makes no guarantee that the Shell Properties will be as specified in
               Section 3.a above. Acceptance of the Shell is within the sole and absolute discretion of Netfabric. Netfabric shall be entitled to conduct due diligence on the Shell as and to the same extent as Macrocom is entitled to conduct due diligence on Netfabric as specified in Section 2 above.

          c. Shell Valuation. For purposes of this Agreement, the Shell is valued at $500,000.

          d. Consideration in Kind. For providing the Shell to Netfabric, Macrocom shall be entitled to consideration in kind of 1,000,000 shares of restricted PostClosing Stock ("Consideration in Kind"). If the issued and outstanding PostClosing Stock, including the Consideration in Kind, is other than 40,000,000 shares, the Consideration in Kind shall be adjusted so that the Consideration in Kind will be one-fortieth (1/40 or 2.50%) of the issued and outstanding Post-Closing Stock.

     4.   Loan.

          a. Loan Terms. Upon execution of this Financing Agreement, Macrocom will provide Netfabric with a loan of $500,000 for a period of 180 days ("Term") at an annual simple interest rate of 5.0% ("Loan").

          b. Additional Consideration. As additional consideration for the Loan, upon the closing of the Share Exchange Netfabric will issue to Macrocom 250,000 shares of Post-Closing stock.

          c. Security. As security for the Loan, Netfabric shall escrow 1,000,000 shares of restricted Post-Closing Stock ("Collateral Shares") as provided in Section 4e below. Upon written notification, at the end of the Term, of the receipt by Macrocom of repayment of the Loan together, with accrued interest, in


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               immediately available funds, the Escrow Agent (as defined below)
               shall return the Collateral Shares escrowed pursuant to this Section to Netfabric.

          d. Loan Repayment. At the end of the Term, Netfabric shall have the option to repay the principal amount of the Loan in cash or kind. In the event that Netfabric elects to repay the Loan in cash payment will be made to Macrocom in immediately available funds, the amount of the Loan and all accrued interest. In the event that Netfabric elects to repay the Loan in kind, Netfabric will direct the Escrow Agent, in writing 15 days prior to the end of the Term, with a copy of the notice provided to Macrocom, to release to Macrocom the Collateral Shares held by the Escrow Agent, pursuant to this Section. This option to repay the Loan in kind shall apply only to the principal amount of the loan. All accrued interest shall be paid only in immediately available funds.

          e. Escrow. Netfabric will deposit with the Law Offices of A. Jared Silverman, 454 Prospect Avenue, #68, West Orange, New Jersey 07052 (the "Escrow Agent") Collateral Shares, issued in the name of Macrocom, representing the Collateral Shares. The Collateral Shares may be released in any of the ways described in Sections 4.c and 4.e above. The Escrow Agent is acceptable to both Netfabric and Macrocom. In fulfilling his obligations under this Agreement, the Escrow Agent shall have no liability to either Netfabric or Macrocom, except for gross negligence or willful misconduct.

     5. Stock Purchase. Upon the Share Exchange, Macrocom shall purchase 3,000,000 shares of restricted Post-Closing Stock for $1,500,000.

     6. Registration Rights. Netfabric shall file a registration statement under the Securities Act of 1933 on the proper form for the registration of the Macrocom Stock with the Securities and Exchange Commission as soon as practicable but no later than 90 days following the consummation of the Share Exchange and shall thereafter use its best and continuous reasonable efforts to cause the registration statement to promptly go effective. The cost of registration of the Macrocom Stock pursuant to this Section shall be borne entirely by Netfabric; provided, however, that Netfabric will not be responsible for any costs or commissions payable to an underwriter or dealer who assists in the sales of the securities. If the registration statement relating to the


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Macrocom Stock is not effective within 180 days of the filing of the registration statement, Netfabric shall pay Macrocom liquidated damages of 45,000 shares of Post-Closing Stock for each month, or, on a pro rata basis for any portion thereof, until such registration statement has been filed. Notwithstanding the foregoing, Netfabric shall not be required to pay any liquidated damages if a delay in filing or registration results from a failure of Macrocom or any affiliate or transferee of Macrocom to provide to Netfabric any information requested by Netfabric for inclusion in the registration statement, from force majeure or from the actions or inactions of any party, including but not limited to the SEC, that is not under the control of Netfabric.

     7. Representations and Warranties of the Parties. Each party hereby represents and warrants to the other as follows:

          a. Each party has the authority to enter into this agreement. As evidence of this authority, a copy of the resolution of each party's Board of Directors approving this Agreement is attached hereto.

          b. Neither party shall be subject to any claims or causes of action as a result of entering into this Agreement, except for claims or causes of action that may arise hereunder.

          c. Anti Dilution. In the event that the Company sells shares of Common Stock at a price per share less than the price per share paid by Macrocom pursuant to paragraph 5 then the Company agrees to issue to Macrocom that number of shares of Common Stock such that the effective price paid by Macrocom shall be equal to a price per share which represents a weighted formula adjustment based on the number of shares issued, the price per share so issued and the number of shares outstanding prior to issuance. Similar adjustments in the number of shares held by Macrocom will be made for other share issuances by the Company, except that no adjustments will be made for shares of Common Stock issued in connection with Board of Director approved stock options, purchase plans, or any approved merger or acquisitions. The provisions of this paragraph shall terminate one year from the effective date of the closing of the Share Exchange.



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     8. Confidentiality. To the extent that Macrocom receives confidential or porprietary information of Netfabric during the negotiations and due diligence regarding the proposed transaction, it will be kept confidential by Macrocom. Furthermore, no party will disclose any non-public information pertaining to the transaction prior to the closing without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, except for disclosure to affiliates, employees and representatives on a need-to-know basis, or to comply with any applicable government law or regulation, or stock exchange rule. In the event of a breach of the obligations of this paragraph, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to any other remedies at law or equity.

     9. Dispute Resolution. The Parties shall attempt to resolve disputes arising by consultation. Where the disputes fail to be resolved within forty-five (45) days after a dispute has arisen, both Parties agree to the dispute to arbitration by the American Arbitration Association ("AAA"). The arbitration shall be conducted in New York, New York in accordance with the commercial arbitration rules of the AAA. The awards of the AAA shall be final and binding upon both Parties.

     10. Modification. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated without the prior written consent of each party hereto.

     11. Binding Effect. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     12. No Assignment. The rights and obligations of the Parties are personal and may not be assigned, without the written consent of the other party.

     13. Entire Agreement. This Agreement and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement.



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     14. Governing Law. The interpretation, validity and performance of the terms of this Agreement shall be governed by the laws of the State of New York, regardless of the law that might be applied under principles of conflicts of law.

     15. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     16. Counterparts; Facsimile Execution. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

     17. Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

     18. Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a copy sent by first-class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth herein or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties. All such notices shall, when mailed or telegraphed, be effective when received or when attempted delivery is refused.

     19. Representation by Counsel. Both parties acknowledge that they have had the opportunity to obtain legal counsel with regard to this Agreement.


MACROCOM INVESTORS, LLC                       NETFABRIC CORPORATION



By:                                           By:
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   MICHAEL MILLON                                FRED NAZEM
   Managing Member                               Chief Executive Officer



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